NISOURCE INC.
AMENDED AND RESTATED
BYLAWS
As amended and restated through January 29, 2016

BYLAWS
OF
NISOURCE INC.

ARTICLE I
SEAL
The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

ARTICLE II
OFFICES; BOOKS AND RECORDS
(a)Registered Office. The Corporation shall maintain a registered office in the State of Delaware.
(b)Other Offices. The location of the Corporation’s principal office shall be at 801 East 86th Avenue, in the Town of Merrillville, County of Lake, in the State of Indiana. The Corporation may, in addition to its principal office in the State of Indiana, establish and maintain an office or offices in such other states and places as the Board of Directors may from time to time find necessary or desirable.
(c)Books and Records. The books, documents, and papers of the Corporation, except as may be otherwise required by the laws of the State of Delaware, may be kept outside of the said State at such places as the Board of Directors may from time to time designate.
ARTICLE III
CAPITAL STOCK
(a)Certificated and Uncertificated Shares. The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated. The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
(b)DRS Eligibility. Notwithstanding anything to the contrary in these amended and restated bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof, these “Bylaws”), at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.
(c)Transfer. The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by the holder’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
(d)Record Owners. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
(e)Transfer and Registration. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificated and uncertificated shares of the capital stock of the Corporation. It may appoint one or more transfer agents or one or more registrars or both, and may require all certificates of stock to bear the signature of either or both.
(f)Record Date. In order that the Corporation may determine the stockholders entitled to notice of, or to vote at, a meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action. If in any case involving the determination of stockholders for any purpose other than notice of or voting at a meeting of stockholders the Board of Directors shall not fix such a record date, the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board of Directors shall adopt the resolution relating thereto. A determination of stockholders entitled to notice of, or to vote at, a meeting of stockholders, shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(g)Loss, Destruction or Mutilation of Certificates. In case of loss, destruction or mutilation of any certificate of stock, another may be issued in its place upon proof of such loss, destruction or mutilation and upon the giving to the Corporation of a bond sufficient to indemnify the Corporation, its transfer agents and registrars, against any claim that may be made against it or them on account of the alleged loss or destruction of any such certificate or the issuance of such new certificate; provided, however, that a new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper so to do.
ARTICLE IV
STOCKHOLDERS’ MEETINGS
(a)Place of Meetings. All meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as the Board of Directors shall determine. The place at which any given meeting shall be held shall be distinctly specified in the notice of such meeting.
(b)Annual Meetings. The annual meeting of the stockholders of the Corporation, for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these Bylaws, shall be held on such date and at such time as may be fixed by resolution of the Board of Directors.
(c)Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Entire Board (as defined below) or upon written request of stockholders holding no less than 25% percent of the shares of common stock issued and outstanding. Any such written request shall include the proposed purpose or purposes of the meeting and be accompanied by the information required by this Article IV, including with respect to the requesting stockholders, each proposal to be presented by the requesting stockholders and, if any such proposal involves the election of directors, each person to be nominated by the requesting stockholders for election as a director of the Corporation. Such written request and accompanying information shall be delivered to the Secretary of the Corporation at its principal executive office. In the event a special meeting is properly requested pursuant to this Section (c), then either a majority of the Board of Directors, or the Chairman of the Board, or the President shall cause a special meeting of stockholders to be called for a date not more than 120 days after the Secretary of the Corporation receives the requisite written request and accompanying information. Business transacted at a special meeting shall be limited to the purpose(s) stated in the notice of the meeting. The Board of Directors shall have the authority in its discretion to include in the notice of a special meeting requested by stockholders matters in addition to those proposed by the requesting stockholders. The term “Entire Board” as used in these Bylaws means the total number of authorized directors the Corporation would have if there were no vacancies.
(d)Notice. Unless otherwise required by law or the certificate of incorporation of the corporation, as amended and restated from time to time (the “Certificate of Incorporation”), written notice of the annual and of all special meetings of the stockholders shall be given either personally, by mail or by electronic transmission (if permitted under the circumstances by the General Corporation Law of the State of Delaware, as amended (the “DGCL”)) to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting. Every notice of a meeting of stockholders shall state the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at the stockholder’s address as it appears on the stock transfer books of the Corporation. If notice is given by means of electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Any stockholder may waive notice of any meeting before or after the meeting. The attendance of a stockholder at any meeting shall constitute a waiver of notice at such meeting, except where a stockholder attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders need be specified in any waiver of notice unless so required by law. Except for an adjournment exceeding 30 days or if, after the adjournment, a new record date for the determination of stockholders entitled to vote at the adjourned meeting is fixed for the adjourned meeting, notice of any adjourned meeting of the stockholders of the Corporation shall not be required to be given if the time and place thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting which is adjourned.
(e)Adjournments. Any meeting of stockholders of the Corporation may be adjourned from time to time to reconvene at the same or some other place by holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, though less than a quorum, or by any officer entitled to preside at or to act as secretary of such meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.
(f)List of Stockholders Entitled to Vote. It shall be the duty of the officer who shall have charge of the stock ledger of the Corporation to prepare and make, at least ten days before every meeting of stockholders of the Corporation, a complete list of the stockholders entitled to vote at said meeting, provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, showing their addresses of record and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the meeting is to be held at a place other than the Corporation’s principal place of business, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
(g)Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of any business except as otherwise provided by law or by the Certificate of Incorporation. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to such vote. If a quorum shall not be present or represented at any meeting of the stockholders, either the chairperson of the meeting or the stockholders entitled to vote thereat present in person or by proxy shall have power to adjourn the meeting from time to time in the manner provided in Section (e) of this Article IV, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.
(h)Voting of Stock of Certain Holders. Shares of stock of the Corporation standing in the name of another corporation or entity, domestic or foreign, and entitled to vote may be voted by such officer, agent or proxy as the bylaws or other internal regulations of such corporation or entity may prescribe or, in the absence of such provision, as the board of directors or comparable body of such corporation or entity may determine. Shares of stock of the Corporation standing in the name of a deceased person, a minor, an incompetent or a debtor in a case under Title 11, United States Code, and entitled to vote may be voted by an administrator, executor, guardian, conservator, debtor-in-possession or trustee, as the case may be, either in person or by proxy, without transfer of such shares into the name of the official or other person so voting. A stockholder whose shares of stock of the Corporation are pledged shall be entitled to vote such shares, unless on the transfer records of the Corporation such stockholder has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or the pledgee’s proxy, may vote such shares.
(i)Treasury Stock. Shares of stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the Corporation, shall not be voted at any meeting of stockholders of the Corporation and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section (i) of Article IV shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.
(j)Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no proxy shall be valid after three years from the date of its execution, unless a longer time is expressly provided therein.
(k)No Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
(l)Nature of Business at Meetings of Stockholders. At any annual or special meeting of stockholders, the proposal of business to be considered by the stockholders and persons nominated for election as directors by stockholders shall be entertained only if advance written notice thereof has been timely given in proper form in accordance with the requirements of Section (m) of this Article IV (in the case of such proposals) or Section (o) of this Article IV (in the case of such nominations) and such proposals or nominations are otherwise proper for consideration under applicable law and the Certificate of Incorporation and these Bylaws. Any stockholder who wishes to include nominations for the election of directors in the Corporation’s proxy statement for an annual meeting of stockholders must comply with Section (s) of this Article IV. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Corporation at any meeting of stockholders shall be delivered in proper written form to the Secretary of the Corporation at its principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) 10 days after the day on which public disclosure of the date of the meeting was made. In no event shall an adjournment of an annual or a special meeting, or a postponement of an annual or a special meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above. The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given.
(m)Form of Notice for Stockholder Proposals. To be in proper written form, a stockholder’s notice to the Secretary of any proposal of business to be presented by such stockholder for consideration by the stockholders at an annual or special meeting of stockholders must set forth (i) as to each matter each Proposing Party (as defined below) proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of each Proposing Party, (iii)(A) the class or series and number of shares of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record by each Proposing Party or any Stockholder Associated Person (as defined below), (B) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by each Proposing Party or any Stockholder Associated Person, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party or any Stockholder Associated Person has a right to vote any class or series of shares of the Corporation, (D) any Short Interest (as defined below) held by or involving any Proposing Party or any Stockholder Associated Person, (E) any rights to dividends on the shares of the Corporation owned beneficially by any Proposing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proposing Party or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that any Proposing Party or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including any such interests held by members of such Proposing Party’s or such Stockholder Associated Person’s immediate family sharing the same household and (H) any direct or indirect interest of any Proposing Party or any Stockholder Associated Person in any contract with the Corporation or any affiliate of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement), (which information described in this clause (iii) shall be supplemented by such stockholder not later than ten (10) days after the record date for the meeting to disclose such information as of the record date); (iv) a description of all arrangements or understandings between any Proposing Party or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Party and any material interest of any Proposing Party and any Stockholder Associated Person in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the annual or special meeting to bring such business before the meeting; (vi) a Business Solicitation Representation (as defined below); and (vii) any other information relating to each Proposing Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the rules and regulations promulgated thereunder (the “Proxy Rules”).
(n)Definitions. For purposes of these Bylaws, (i) “Business Solicitation Representation” shall mean, with respect to any Proposing Party, a representation as to whether or not such Proposing Party or any Stockholder Associated Person will deliver a proxy statement and form of proxy to the holders of at least the percentage of the Corporation’s voting shares required under applicable law to adopt such proposed business or otherwise to solicit proxies from stockholders in support of such proposal; (ii) “proposing party” shall mean each stockholder proposing to bring before a meeting of the stockholders any matter and each beneficial owner on whose behalf such matter is proposed; (iii) “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (iv) “Stockholder Associated Person” shall mean, with respect to any Proposing Party or any Nominating Party (as defined below), (A) any person directly or indirectly controlling, controlled by, under common control with or acting in concert with such Proposing Party or Nominating Party (as applicable) or (B) any member of the immediate family of such Proposing Party or Nominating Party (as applicable) sharing the same household; and (v) “Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Proposing Party or any Nominating Party, as applicable, or any Stockholder Associated Person of any Proposing Party or Nominating Party, as applicable, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Party or such Nominating Party, as applicable, or any Stockholder Associated Person of any Proposing Party or Nominating Party, as applicable, with respect to any class or series of shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the Corporation.
(o)Form of Notice for Nominations. To be in proper written form, a stockholder’s notice to the Secretary of the name of a person to be nominated by such stockholder for election as a director of the Corporation at an annual or special meeting of stockholders must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director by the stockholders (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class or series and number of shares of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record by such person; and (D) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors required pursuant to the Proxy Rules; (ii) the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf such nomination is made (each, a “Nominating Party”), (iii) as to each Nominating Party (A) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by each Nominating Party or any Stockholder Associated Person, (B) any Derivative Instrument directly or indirectly owned beneficially by each Nominating Party or any Stockholder Associated Person, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which any Nominating Party or any Stockholder Associated Person has a right to vote any class or series of shares of the Corporation, (D) any Short Interest held by or involving any Nominating Party or any Stockholder Associated Person, (E) any rights to dividends on the shares of the Corporation owned beneficially by any Nominating Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Nominating Party or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that any Nominating Party or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including any such interests held by members of such Nominating Person’s or such Stockholder Associated Person’s immediate family sharing the same household and (H) any direct or indirect interest of any Nominating Party or any Stockholder Associated Person in any contract with the Corporation or any affiliate of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement), (which information described in this clause (iii) shall be supplemented by such stockholder not later than ten (10) days after the record date for the meeting to disclose such information as of the record date); (iv) a description of all arrangements or understandings between any Nominating Party or any Stockholder Associated Person and each proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are to be made, (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (vi) a representation (a “Nominee Solicitation Representation”) as to whether or not such Nominating Party or any Stockholder Associated Person will deliver a proxy statement and form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Nominating Party to be sufficient to elect its nominee or nominees or otherwise to solicit proxies from stockholders in support of such nominations, (vii) a written questionnaire with respect to the background and qualification of each proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), (viii) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (x) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law and (y) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (ix) any other information relating to each Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Proxy Rules. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.
(p)Improper Business. No business shall be conducted at the annual meeting of stockholders of the Corporation except business brought before the annual meeting in accordance with the procedures set forth in this Article IV. If the chairperson of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairperson shall declare to the meeting that the business was not properly brought before the meeting, and such business shall not be transacted. Notwithstanding the foregoing provisions of this Article IV, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposal, such nomination or proposal, as applicable, may, at the sole discretion of the chairperson, be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article IV, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(q)Exchange Act. Notwithstanding the provisions of this Article IV, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in such sections. Nothing in such sections shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(r)Inspectors of Election. In advance of any meeting of stockholders of the Corporation, the Chairman of the Board, the Chief Executive Officer or the Board of Directors, by resolution shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.
(s)Proxy Access for Director Nominees.

(i)	Definitions. For purposes of this Section (s), the following terms shall have the following meanings:

(A)
“Compensation Arrangement” shall mean any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, service or action as a nominee or as a director.

(B)
“Eligible Stockholder” shall mean a person who has either (x) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in Section (s)(iv) continuously for the required three-year period or (y) provides to the Secretary of the Corporation, within the time period referred to in Section (s)(v), evidence of its continuous Ownership of such shares for such three-year period from one or more securities intermediaries.

(C)
“Maximum Number” shall mean that number of directors constituting the greater of (x) two or (y) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section (s) (rounded down to the nearest whole number), which number shall be reduced as set forth in Section (s)(iii)(A).

(D)
“Minimum Number” shall mean 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(E)
“Nominating Stockholder” shall mean any Eligible Stockholder or group of up to 20 stockholders (a “Nominator Group”) that, collectively as a group, satisfy the requirements to qualify as an Eligible Stockholder, that (1) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section (s) (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section (s)), and (2) has nominated a Stockholder Nominee.

(F)	“Nomination Notice” shall mean all information and documents that a Nominating Stockholder is required to submit to the Secretary of the Corporation pursuant to Section (s)(vi).

(G)
“Own,” “Owned” or “Owning” shall mean those outstanding shares of the Corporation’s capital stock entitled to vote on the election of directors of the Corporation with respect to which a stockholder possesses both:

(1)	the full voting and investment rights pertaining to the shares; and

(2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided, that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:

(i)	sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(ii)	borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(iii)
subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic Ownership of such shares by such stockholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index.

A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in either case is revocable at any time by the stockholder; provided, however, in the event of a loan, such shares are actually recalled prior to the end of the period in question. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether shares constitute shares Owned shall be decided by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders.

(H)	“Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(I)	“Stockholder Nominee” shall mean any person nominated for election pursuant to this Section (s).

(ii)
Proxy Access at Annual Meeting. Subject to the provisions of this Section (s), if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(A)	the name of any Stockholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(B)
disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(C)
any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section (s)(vii)), if such statement does not exceed 500 words; and

(D)
any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, information relating to any Compensation Arrangement and/or Voting Commitment, and any of the information provided pursuant to this Section (s).

For the avoidance of doubt, the provisions of this Section (s) shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of stockholders.

(iii)	Maximum Number of Stockholder Nominees.

(A)
The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section (s)(v) but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by:

(1)	Stockholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(2)	Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; and

(3)
the number of incumbent directors or director candidates (including, without limitation, candidates who are not Stockholder Nominees) that in either case will be included in the Corporation’s proxy statement for an annual meeting of stockholders as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders.

(B)
Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section (s) shall rank such Stockholder Nominees based on the order that the Nominating Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Nominating Stockholders pursuant to this Section (s) exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section (s) from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of capital stock of the Corporation that each Nominating Stockholder disclosed as Owned in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(iv)	Eligible Stockholders.

(A)
An Eligible Stockholder or Nominator Group may submit a nomination in accordance with this Section (s) only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number (as adjusted for any stock splits, stock dividends or similar events) of shares of the Corporation’s capital stock entitled to vote on the election of directors of the Corporation throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Number of shares through the date of the annual meeting. The following shall be treated as one Eligible Stockholder or one member of a Nominator Group if such Eligible Stockholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria:

(1)	funds under common management and investment control;

(2)	funds under common management and funded primarily by the same employer; or

(3)	a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended).
For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Stockholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section (s), including the minimum holding period, shall apply to each member of such Nominator Group; provided, however, that the Minimum Number shall apply to the Ownership of the Nominator Group in the aggregate. Should any stockholder withdraw from a Nominator Group at any time prior to the annual meeting of stockholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of the group.

(B)
No stockholder shall be permitted to be in more than one Nominator Group, and if any stockholder appears as a member of more than one Nominator Group, or as a member of a Nominator Group and as a Nominating Stockholder without any such group, such stockholder shall be deemed to be a member of only the Nominator Group that has the largest Ownership position as reflected in the Nomination Notice and is not permitted to act as a Nominating Stockholder separate from such Nominator Group.

(v)	Timely Nomination Notice. To nominate a Stockholder Nominee pursuant to this Section (s), the Nominating Stockholder must submit the Nomination Notice to the Secretary of the Corporation:

(A)
not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the one-year anniversary of the date (as stated in the Corporation’s proxy materials relating to that annual meeting) that the Corporation first mailed its proxy statement for the annual meeting of the previous year, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section (s); or

(B)
if (and only if) the annual meeting is scheduled to be held on a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of the stockholders, the Nomination Notice to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice or public disclosure of the date of the meeting was given or made by the Corporation, and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice.

(vi)
Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Stockholder or its representatives at its own cost:

(A)
documentary evidence in the form of one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder Owns, and has continuously Owned for the preceding three years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from the record holder and intermediaries verifying and certifying the Nominating Stockholder’s continuous Ownership of the Minimum Number of shares through the record date;

(B)	an undertaking to provide immediate notice if the Nominating Stockholder ceases to Own the Minimum Number of shares prior to the date of the annual meeting;

(C)
a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(D)	the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

(E)
a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each member of a Nominator Group):

(1)	the information that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section (o)(i)-(iv) and (ix) of this Article IV;

(2)
to the extent not included in the response to paragraph (1) above, a detailed description of all direct and indirect material compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Nominating Stockholder, on the one hand, and each Stockholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S−K (or its successor Item) if the Nominating Stockholder were the “registrant” for purposes of such item and the Stockholder Nominee, were a director or executive officer of such registrant;

(3)	a detailed description of all communications by such Nominating Stockholder with any other stockholder or beneficial owner of any securities of the Corporation regarding such Stockholder Nominee;

(4)
the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(5)
a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(6)
a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s);

(7)
a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(8)
a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefor;

(9)
a representation and warranty that the Nominating Stockholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(10)	a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or Stock Exchange Rules;

(11)
a representation and warranty that the Stockholder Nominee: (A) qualifies as independent under the Stock Exchange Rules; and (B) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(12)	a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section (s)(iv);

(13)	a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section (s)(iv) through the date of the annual meeting;

(14)
details of any position of the Stockholder Nominee as an officer or director of any competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, of the Corporation, within the three years preceding the submission of the Nomination Notice;

(15)
if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and

(16)
in the case of a nomination by a Nominator Group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(F)
an executed agreement (which form of agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, pursuant to which the Nominating Stockholder (including each member of a Nominator Group) agrees:

(1)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2)
to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3)
to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person, including, without limitation, the Nomination Notice;

(4)
to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section (s), or otherwise arising out of any nomination, solicitation or other activity by any Eligible Stockholder or any member of Nominator Group in connection with its efforts pursuant to this Section (s);

(5)
to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of any misstatement or omission if information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any member of a Nominator Group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation and any other recipient of the information that is required to correct the misstatement or omission; and

(6)
in the event that the Nominating Stockholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section (s)(iv), to promptly notify the Corporation.

(G)
a written questionnaire with respect to the background and qualification of each Stockholder Nominee and the background of the Nominating Stockholder (including each member of a Nominator Group) (which questionnaire shall be provided by the Secretary of the Corporation upon written request); which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice; and

(H)
an executed agreement (which form of agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, by the Stockholder Nominee:

(1)	to provide to the Corporation such other information as it may reasonably request;

(2)
that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation; and

(3)
that the Stockholder Nominee is not and will not become a party to (i) any Voting Commitment or Compensation Arrangement that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law.
The information and documents required by this Section (s)(vi) shall be provided with respect to and executed by the Nominating Stockholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or any member of a Nominator Group. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section (s)(vi) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(vii)	Exclusion or Disqualification of Stockholder Nominees.

(A)
If, after the deadline for submitting a Nomination Notice as set forth in Section (s)(v), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, the Corporation:

(1)
shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and

(2)
may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(B)
Notwithstanding anything to the contrary contained in this Section (s), the Corporation may omit from its proxy materials any Stockholder Nominee, and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support), and in such case no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(1)
the Corporation receives a notice that a stockholder intends to nominate a candidate for director at the annual meeting pursuant to the advance notice requirements set forth in Section (o) of this Article IV;

(2)	the Nominating Stockholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating

Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(3)
the Nominating Stockholder has engaged in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefor;

(4)
the Nominating Stockholder or the designated lead group member of a Nominator Group, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section (s);

(5)
the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws or the Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(6)	the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(7)
the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section (s)(iv), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section (s).

(C)
Notwithstanding anything to the contrary contained in this Section (s), the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if:

(1)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2)
such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any individual, corporation, partnership, association or other entity, organization or governmental authority;

(3)	the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or

(4)	the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.

(D)	The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

(viii)
Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors, including, without limitation, the Chairman of the relevant annual meeting) shall have the power and authority to interpret this Section (s) and to make any and all determinations necessary or advisable to apply this Section (s) to any persons, facts or circumstances, including the power to determine (A) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder or Nominator Group, as applicable, (B) whether a Nomination Notice complies with this Section (s), (C) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section (s), and (D) whether any and all requirements of this Section (s) have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors, including, without limitation, the Chairman of the relevant annual meeting) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners). The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and the defective nomination shall be disregarded.

ARTICLE V
BOARD OF DIRECTORS
(a)Duties and Powers; Election. The management of business and affairs of the Corporation shall be under the direction of a Board of Directors. Directors shall be elected by a plurality of the votes cast in the election of directors. However, in any election of directors in which only the holders of common stock are entitled to vote and in which the only nominees are those recommended by the Board of Directors, a nominee may only be elected if the votes cast in favor of such nominee exceed the votes cast against such nominee with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election.
(b)Resignations of Directors. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.
(c)Meetings. Regular meetings of the Board of Directors may be held without notice at such places, whether within or without the State of Delaware, and at such times as the Board shall from time to time determine. Special meetings of the Board of Directors may be called at any time by the Chief Executive Officer or the Chairman or, if both are incapacitated or unable to call such meetings, by any member of the Board of Directors. Such meetings shall be held at such places and at such times as the person calling the meeting shall specify.
(d)Notice. Notice of all special meetings of the Board of Directors shall be given to each director by at least 24 hours’ service of the same by facsimile, electronic mail, telephone, overnight courier, letter or personal delivery. If mailed, such notice shall be deemed to be given two business days after it is deposited in the United States mail with first class postage prepaid; if sent by overnight courier, such notice shall be deemed to be given one business day after it is deposited with the overnight courier; and notice by facsimile, electronic mail, telephone or personal delivery shall be deemed given when the notice is transmitted. Notice of any special meeting of the Board of Directors shall state the place and time of the meeting, but need not state the purposes thereof unless required by law. Any director may waive notice of any meeting before or after the meeting. A meeting of the Board of Directors or of any Board committee may be held at any time without notice, if all of the directors are present or if those not present waive notice of the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Notice of regular meetings of the Board need not be given. In the absence of written instructions from a director designating some other address, notice shall be sufficiently given if addressed to such director at such director’s usual business address.
(e)Quorum. A majority of the Entire Board shall constitute a quorum for the transaction of business at all meetings of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
(f)Compensation. Each director of the Corporation shall be entitled to receive such fixed sum per meeting of the Board of Directors or committee thereof attended, or such annual sum, or both, as the Board shall from time to time determine, together with such director’s reasonable expenses of attendance at such meeting. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director.
(g)Chairman of the Board. The Board of Directors may from time to time, but in no event less frequently than annually, elect from among its members a Chairman of the Board. Except as otherwise provided by law or Section (h) or (i) of this Article V, the Chairman of the Board shall, if present, preside at all meetings of the stockholders and at all meetings of the Board of Directors. The Chairman of the Board shall have such other powers and duties as may from time to time be assigned by the Board of Directors.
(h)Lead Director. The Board of Directors may elect a Lead Director. The Lead Director shall be one of the directors who has been determined by the Board of Directors to be “independent directors” (any such director, an “Independent Director”). The Lead Director shall preside at all meetings of the Board of Directors at which the Chairman of the Board is not present, preside over the executive sessions of the Independent Directors, serve as a liaison between the Chairman of the Board and the Board of Directors and shall have such other responsibilities, and shall perform such duties, as may from time to time be assigned to the Lead Director by the Board of Directors. The Lead Director shall be elected by a majority of the Independent Directors.
(i)Organization. At each meeting of the Board of Directors, the Chairman of the Board, or in the Chairman’s absence, the Lead Director, or in the Chairman’s and Lead Director’s absence, a director chosen by a majority of the directors present, shall act as chairman. The Secretary shall act as secretary at each meeting of the Board of Directors. In case the Secretary shall be absent form any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all assistant secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
(j)Actions of the Board by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission are filed with the minutes of proceedings of the Board of Directors or committee.
(k)Telephonic Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section (k) of Article V shall constitute presence in person at such meeting.
ARTICLE VI
COMMITTEES
(a)General. The Board of Directors may from time to time, in its discretion, designate, and appoint from the directors, committees of one or more persons which shall have and may exercise such lawfully delegable powers and duties conferred or authorized by the resolutions of designation and appointment. The Board of Directors shall have power at any time to change the members of any such committee, to fill vacancies, and to discharge any such committee. Each committee shall keep regular minutes and report to the Board of Directors when required.
(b)Quorum. Unless the Board of Directors shall provide otherwise, the presence of one-third of the total membership of any committee of the Board of Directors, but no less than two members, shall constitute a quorum for the transaction of business at any meeting of such committee, and the act of a majority of those present shall be necessary and sufficient for the taking of any action thereat.
ARTICLE VII
OFFICERS
(a)General. The officers of the Corporation shall be the Chief Executive Officer, the President, the Secretary, and the Treasurer, who shall be elected by the Board of Directors, and may include the Chief Financial Officer, the Controller and such additional Assistant Secretaries, Assistant Treasurers, Vice Presidents and other officers as may from time to time be elected or appointed by the Board of Directors or, with the exception of the Chief Executive Officer, appointed by the Chief Executive Officer. Any two or more of the aforementioned offices may be held by the same person except those of President and Secretary.
(b)Term; Vacancies. Subject to Section (c) of this Article VII, each officer of the Corporation shall hold office until such officer’s successor shall have been duly elected and shall have qualified or until such officer’s earlier death, resignation or removal. All vacancies in such offices by resignation, death or otherwise may be filled by the Board of Directors or, with the exception of the Chief Executive Officer, by the Chief Executive Officer. In the case of absence or inability to act of any officer of the Corporation, and of any person herein authorized to act in such officer’s place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom they may select.

(c)Resignation and Removal. Any officer may resign upon notice given in writing or electronic transmission to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event. Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors or, in the case of each officer of the Corporation other than the Chief Executive Officer, by the Chief Executive Officer.
(d)Chief Executive Officer. The Chief Executive Officer shall have general and active supervision and direction over the business and affairs of the Corporation and over its several officers; subject, however, to the control of the Board of Directors. The Chief Executive Officer or an officer designated by the Chief Executive Officer shall make a report on the state of the business of the Corporation at each annual meeting of stockholders. The Chief Executive Officer shall perform such other duties as from time to time may be assigned by the Board of Directors.
(e)President and Vice Presidents. The President and any Vice Presidents (including any Senior Vice Presidents and Executive Vice Presidents) shall perform such duties as from time to time may be assigned by the Chief Executive Officer or the Board of Directors.
(f)Treasurer. The Treasurer shall have charge and be responsible for keeping full and accurate accounts of receipts and disbursements in books belonging to the Corporation, depositing all moneys and other valuables in the name and to the credit of the Corporation, in such depositaries as may be directed by the Board of Directors, disbursing the funds of the Corporation as may be ordered by the Board of Directors or the Chief Executive Officer taking proper vouchers therefor and rendering to the Chief Executive Officer and the directors whenever they may require it an account of all of the Treasurer’s transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as from time to time may be assigned by the Chief Executive Officer, the Chief Financial Officer or the Board of Directors. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in a form and in a sum with surety satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and the restoration to the Corporation in the case of the officer’s death, resignation or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the officer’s possession belonging to the Corporation.
(g)Assistant Treasurers. At the request of the Treasurer, or in the Treasurer’s absence or inability to act, the Assistant Treasurer or, if there be more than one, the Assistant Treasurer designated by the Treasurer, shall perform the duties of the Treasurer and when so acting shall have the powers of and be subject to all the restrictions of the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them by the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Board of Directors.
(h)Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation. The Chief Financial Officer shall render such accounts and reports as may be required by the Board of Directors or any committee thereof. The financial records, books and accounts of the Corporation shall be maintained subject to the Chief Financial Officer’s direct or indirect supervision. The Chief Financial Officer shall perform such other duties as from time to time may be assigned by the Chief Executive Officer or the Board of Directors.
(i)Controller. The Controller shall exercise general supervision of the accounting staff of the Corporation. The Controller shall perform such duties as from time to time may be assigned by the Chief Executive Officer, the Chief Financial Officer or the Board of Directors.
(j)Secretary. The Secretary shall attend all meetings of the Board of Directors and of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose.

The Secretary shall keep in safe custody the seal of the Corporation and, whenever authorized by the Board, affix the seal to any instrument or other document requiring the same. The Secretary shall see that proper notice is given of all meetings of the stockholders of the Corporation and of the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Chief Executive Officer or the Board of Directors.
(k)Assistant Secretaries. At the request of the Secretary, or in the Secretary’s absence or inability to act, the Assistant Secretary or, if there be more than one, the Assistant Secretary designated by the Secretary, shall perform the duties of the Secretary and when so acting shall have all the powers of and be subject to all the restrictions of the Secretary. The Assistant Secretaries shall perform such other duties as may from time to time be assigned to them by the Chief Executive Officer, the Secretary or the Board of Directors.
(l)Other Officers. Such other officers as the Board of Directors or the Chief Executive Officer may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
ARTICLE VIII
CONTRACTS, CHECKS, NOTES, ETC.
(a)Contracts, Checks, Etc. All contracts and agreements authorized by the Board of Directors shall, unless otherwise directed by the Board of Directors, or unless otherwise required by law, be signed by any one of the following officers: the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary, any other person authorized by a resolution of the Board of Directors, and any other person authorized by the Chief Executive Officer, as evidenced by a written instrument of delegation. Any such authorization by the Board of Directors or the Chief Executive Officer shall remain in effect until rescinded by action of the Board of Directors or (in the case of a delegation by the Chief Executive Officer) by the Chief Executive Officer and, where it identifies the authorized signatory by office rather than by name, shall not be rescinded solely by virtue of a change in the person holding that office or a temporary vacancy in that office. All checks, drafts, notes, bonds, bills of exchange and orders for the payment of money (including orders for repetitive or non-repetitive electronic funds transfers) may be signed by any one of the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer or the Controller or in such manner as shall from time to time be determined by resolution of the Board of Directors. Further, the Treasurer is authorized to designate to the Corporation’s banks, in writing, individuals employed in the NiSource Corporate Services Company, who need not be officers or employees of the Corporation, to give in the name of the Corporation telephonic, telegraphic, or electronic transfer instructions for the payment of money, which may, with respect to routine items, include instructions as to the amount to be transferred, to any bank, pursuant to previously issued written orders, signed by officers of the Corporation in any manner provided above, which designate the recipients of such amounts and which identify what shall be treated as routine items.
(b)Accounts. Anything in Section (a) of this Article VIII to the contrary notwithstanding, the officers of the Corporation may open in the name of the Corporation special accounts appropriately designated in which shall be deposited funds of the Corporation transferred from the Corporation’s other accounts by its checks signed in accordance with the requirements of Section (a) of this Article VIII, but from which special accounts funds may be disbursed by check, draft or other instrument of the Corporation designated as drawn against such special account and signed by the single signature of any one of the executive officers of the Corporation authorized by Section (a) of this Article VIII to sign checks, drafts and other instruments of the Corporation or signed by the single signature of any other person expressly authorized by the Board of Directors to sign checks, drafts and other instruments disbursing funds from such special accounts.
(c)Evidence of Indebtedness. Anything in Section (a) of this Article VIII to the contrary notwithstanding, (i) bonds, notes, debentures and other evidence of indebtedness of the Corporation issued under an indenture may be executed in the name of the Corporation by the facsimile signature, printed, engraved or otherwise used thereon, of the Chief Executive Officer, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Corporation, and the corporate seal affixed thereto or impressed, printed, engraved or otherwise reproduced thereon may be attested by the facsimile signature of the Secretary or an Assistant Secretary of the Corporation, provided that the indenture requires the same to be authenticated by the trustee under such indenture, and (ii) interest coupons attached to any such bond, note, debenture or other evidence of indebtedness may be executed on behalf of the Corporation by the facsimile signature of the Treasurer or any Assistant Treasurer of the Corporation.
(d)Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any other officer authorized to do so by the Board of Directors, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
(e)Interested Directors and Officers. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
ARTICLE IX
FISCAL YEAR
The fiscal year of the Corporation shall begin on the first day of January in each year.

ARTICLE X
AMENDMENT OF BYLAWS
These Bylaws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting or, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, in order for the Board of Directors to amend, add to, rescind or repeal any provision contained in Section (c), (k), (l), (m), (n), (o) or (p) of Article IV or Section (a) of Article V of these Bylaws or this proviso to this Article X of these Bylaws, the affirmative vote of a majority of the Entire Board shall be required.